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                                 EXHIBIT 99.1

                                 [LETTERHEAD]

FOR IMMEDIATE RELEASE                                          June 27, 1996

                      MIDLAND RESOURCES WAIVES MRIXZ CALL

         HOUSTON, TEXAS -- Midland Resources, Inc. (NASDAQ:MRIX) announced today that it has decided to waive its right to call the MRIXZ $4.00 warrant as allowed in the warrant agreement. Under the terms of the agreement, holders of the 2,264,522 warrants have the right to acquire one share of stock at $4.00 per share; however, the Company has the right to force redemption at $0.08 per warrant if the common stock trades above $6.00 per share for a specified period. The Company has agreed to forego this right. The warrants will continue to trade on the NASDAQ SmallCap Market under the symbol MRIXZ until expiration in 2002.

         Deas H. Warley, Chairman of the Board of Midland Resources, commented, "After we called the $2.50 warrant for redemption, we learned that many of the $2.50 warrant holders were confused by redemption rights and would have preferred to hold their warrants until expiration. Although the redemption was in the best interests of the shareholders, the warrant holders, and the Company, the confusion created ill will amongst some of the investors. Since we have adequate cash flow and funding sources to meet anticipated future capital needs of the Company, we elected to waive our right to call the $4.00 warrant. For the warrant holders, especially those who received their warrants with the issuance of stock at the formation of the Company, waiver of the call provision will provide them with a longer term opportunity to participate in the future growth of Midland Resources."

         Midland Resources specializes in the application of advanced technology for the exploration, development and production of natural gas and oil. The Company owns oil and gas interests principally in the Permian Basin of West Texas and the Texas Gulf Coast. The common stock of the Company trades in the NASDAQ SmallCap Market with the symbol MRIX.

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                          FOR ADDITIONAL INFORMATION
MIDLAND RESOURCES - MARK KAHIL - DIRECTOR OF INVESTOR RELATIONS -(713) 873-4828
        16701 GREENSPOINT PARK DIVE - SUITE 200 - HOUSTON, TEXAS 77060